Exhibit 99.1

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES CHANGE IN CHIEF
FINANCIAL OFFICER POSITION AND DIRECTOR APPOINTMENT

IRVINE, Calif. – October 27, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that Christopher G. Hagerty has elected to retire from the Company and his positions as Executive Vice President, Chief Financial Officer and member of the Company’s Board of Directors, which will be effective November 15, 2005.

Stephen H. Gordon, Chairman and Chief Executive Officer, commented, “Christopher has been an outstanding member of the CCB team. His accomplishments were instrumental in the growth and success of the Company. Christopher has been open with his colleagues about his desire to devote more time to his family and to pursue charitable and other interests. Given his many years with the Company, he agreed to defer those pursuits until a suitable replacement was identified.”

Concurrent with Mr. Hagerty’s retirement, the Company announced that James H. Leonetti will be joining the Company, effective November 16, 2005, as Executive Vice President and Chief Financial Officer. Mr. Leonetti joins the Company with 25 years of experience in the financial services industry. He has served in executive positions in banking, mortgage banking, real estate services and real estate development. Mr. Leonetti has served as Chief Financial Officer and a member of the Board of Directors of Watt Commercial Properties, a commercial real estate developer, since 2002. From 2000 to 2002, Mr. Leonetti served as Global Chief Financial Officer of CB Richard Ellis, one of the world’s largest commercial real estate services firms. From 1997 until 2000, Mr. Leonetti served as the Chief Financial Officer for Long Beach Financial, one of the largest specialty finance companies in the United States. Between 1989 and 1997, Mr. Leonetti held several executive positions, including Controller and Chief Credit Officer, at California Federal Bank, a $14 billion thrift institution, which was acquired by First Nationwide Bank, and ultimately Citigroup, Inc. (NYSE: “C”).

Additionally, Richard A. Sanchez, the Company’s Executive Vice President and Chief Administrative Officer, will replace Mr. Hagerty on the Company’s Board of Directors, effective with Mr. Hagerty’s retirement. Mr. Sanchez joined the Company in June 2002 and, in addition to serving as Executive Vice President, Chief Administrative Officer and Head of Corporate Risk Management, has served as the Company’s Corporate Secretary. Mr. Sanchez joined the Company after a 19 year career with the Office of Thrift Supervision; his last ten years in the capacity of Deputy Director for the Western Region.

Gordon added, “We’re excited to have Jim Leonetti join the Company. His range of experiences over the past 25 years is complementary to those of the other members of the Company’s executive management team. We anticipate that Jim will have an immediate and significant impact on the direction and further evolution of the Company.” Gordon concluded, “We’re proud of the overall success that Christopher has achieved here, we will certainly miss his contributions and wish him well in his future pursuits.”

Commercial Capital Bancorp, Inc. is a diversified financial services company, with $5.2 billion of total assets, at September 30, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:
Commercial Capital Bancorp, Inc.

Stephen H. Gordon, Chairman and CEO
David S. DePillo, Vice-Chairman and President
Jeff L. Leonard, Investor Relations

Telephone:      (949) 585-7500
Facsimile:         (949) 585-0174